UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 25, 2009

ThermoEnergy Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

33-46104-FW	71-00659511
(Commission File Number)	(IRS Employer Identification No.)

124 West Capitol Avenue, Suite 880, Little Rock, Arkansas	72201
(Address of principal executive offices)	(Zip Code)

(501) 376-6477

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  —  Entry into a Material Definitive Agreement.

On February 25, 2009, our subsidiary, ThermoEnergy Power Systems, LLC (“TEPS”) and Babcock Power Development, LLC (“BPD”), a subsidiary of Babcock Power, Inc.,  entered into a Limited Liability Company Agreement (the “LLC Agreement”) confirming the formation of Babcock-Thermo Carbon Capture LLC, a Delaware limited liability company (the “Joint Venture”) for the purpose of developing and commercializing our proprietary clean energy technology known as “ThermoEnergy Integrated Power System” (“TIPS”).  TIPS is a pressurized oxy-fuel combustion technology for multi-pollutant capture that gasifies or combusts fossil fuels (particularly coal and biomass) and facilitates conversion into electricity without producing air emissions, and is aimed at competing with conventional energy conversion technologies.

TEPS has entered into a license agreement with the Joint Venture and BPD, pursuant to which it has granted to the Joint Venture an exclusive (even as to TEPS), irrevocable (except as otherwise provided therein), world-wide, fully paid up and royalty-free license to TEPS’s intellectual property related to or necessary to practice the TIPS technology (the “TIPS License”).   In the LLC Agreement, BPD has agreed to develop, at its own expense, intellectual property in connection with three critical subsystems relating to the TIPS technology: a combuster subsystem, a steam generating heating surface subsystem, and a condensing heat exchangers subsystem (collectively, the “Subsystems”) and  BPD has entered into a license agreement with the Joint Venture and TEPS pursuant to which it has granted the Joint Venture an exclusive, irrevocable (except as otherwise provided therein), world-wide, fully paid up and royalty-free license to BPD’s know-how and other proprietary intellectual property related to or necessary to practice the Subsystems.

Pursuant to the LLC Agreement, each of TEPS and BPD owns a 50% membership interest in the Joint Venture.  The LLC Agreement provides that each member may be required, from time to time, to make capital contributions to the Joint Venture to fund its operations.  The Joint Venture will be managed by a six-person Board of Managers, with three managers appointed by each member.  The initial TEPS representatives on the Board of Managers will be Dennis C. Cossey, our Chairman and CEO, Shawn R. Hughes, our President and Chief Operating Officer, and Alexander G. Fassbender, our Executive Vice President and Chief Technology Officer, who is the principal inventor of TIPS.  Dr. Fassbender will serve as Chairman and Chief Technology Officer of the Joint Venture and Eric Balles, the Chief Operating Officer and Senior Vice President – Engineering and Technology of Babcock Power Environmental Inc., will serve as President and Chief Executive Officer of the Joint Venture.

The Board of Managers has adopted a set of milestones by which it will measure the progress of the Joint Venture.  Pursuant to the LLC Agreement, either member may withdraw from the Joint Venture if any milestone is not met (unless the failure to meet such milestone is primarily attributable to a failure by such member to perform its obligations under the LLC Agreement or any related agreements).  If  a member exercises its right to withdraw, the license that such member has granted to the Joint Venture will automatically terminate.

The LLC Agreement obligates the Joint Venture and each member to indemnify and hold the other member and its affiliates harmless against damages and losses resulting from such member’s fraud, gross negligence or intentional misconduct with respect to the Joint Venture.  We and Babcock Power, Inc. have entered into separate agreements to indemnify the joint venture and its members (other than our respective subsidiary-members) and their respective affiliates against damages and losses resulting from fraud, gross negligence or intentional misconduct of our respective subsidiary-members with respect to the Joint Venture (each, a “Parent Indemnification Agreement”).

The LLC Agreement contains other conventional terms, including provisions relating to governance of the entity, allocation of profits and losses, and restrictions on transfer of a member’s interest.

In connection with the formation of the Joint Venture, we and Dr. Fassbender entered into an Amendment to his Employment Agreement.  Among other things, the Amendment provides that Dr. Fassbender will not compete against our business or the business of any of our subsidiaries following termination of his Employment Agreement.  With respect to the business of the Joint Venture, Dr. Fassbender’s non-competition covenant extends for two years following termination of his Employment Agreement.  With respect to our business and that of our other subsidiaries (including TEPS), the non-competition term is one year  following termination of Dr. Fassbender’s Employment Agreement.

The LLC  Agreement,  the TIPS License, the TEPS Parent Indemnification Agreement and the Amendment to Dr. Fassbender’s Employment Agreement are filed as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K, and the foregoing descriptions are qualified in their entirety by reference to such Exhibits.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

Exhibit No.	Description

10.1	Limited Liability Company Agreement of Babcock-Thermo Carbon Capture LLC, dated as of February 25, 2009

10.2	TEPS License Agreement, dated as of February 25, 2009

10.3	Agreement to Indemnify Certain Members of Babcock-Thermo Carbon Capture LLC, dated as of February 25, 20009

10.4 *	Amendment to Employment Agreement by and between Alexander G. Fassbender and ThermoEnergy Corporation, dated as of February 25, 2009

*	May be deemed a compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2009

ThermoEnergy Corporation
(Registrant)

By:	/s/ Andrew T. Melton
Name: Andrew T. Melton
Title: Executive Vice President and Chief Financial Officer